Exhibit 99.1

Chart Industries, Inc. Books $10 Million Order for Utility-Scale LNG Project

Atlanta, Georgia – June 6, 2019 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, has booked a $10.4 million order for the liquefier, compressor, and tank equipment content on a utility-scale liquefied natural gas (LNG) project in the Northeast United States.

The small-scale LNG (“ssLNG”) and utility-scale LNG markets serve a different customer set than mid-scale and base-load export terminal operators. These smaller liquefaction plants typically have a production capacity of less than 500,000 tons per year, and serve specific uses such as marine bunkering, fuel for over the road transport, and power generation in targeted locations. Utility clients are moving toward LNG as an option for a peak capacity market demand solution in gas pipeline constrained areas such as the East Coast of the United States. This is a natural solution for geographies that have distribution system growth while unable to add incremental capacity.

This trend is evidenced by other recently announced utility-scale projects on which we have equipment and process content. In the fourth quarter of 2018, we booked an $8.4 million order for the first LNG project for NiCHe LLC, a Dominion Energy/REV LNG Joint Venture. This project, Towanda, is a 50,000 gallon per day nitrogen cycle liquefier in Northeastern Pennsylvania. We are providing the liquefier and the compressor for the plant which is expected to be actively producing by the end of 2019. We are working with ODIN as the EPC for both of these projects. ODIN, formerly Northstar Industries, is a leading utility-scale LNG and natural gas infrastructure EPC provider that Chart has worked with many times over the last 25 years of the company’s existence.

The activity in the utility-scale LNG space is not limited to the Northeast United States. Duke Energy, the parent of Piedmont Natural Gas, continues to progress its LNG strategy. In May 2019, Piedmont Natural Gas announced the start of its construction of their 1 billion-cubic-foot storage facility, with an estimated completion date in the summer of 2021. Earlier in 2019 we booked an order from Nikkiso Cosmodyne for the supply of brazed aluminum heat exchangers for a major utility company in the United States. Outside of the United States, there are significant opportunities for island-based LNG to drive power demand, especially in the Mediterranean Sea and Southeast Asia.

“Our unique position of providing equipment and process for liquefaction, storage and transport across the LNG cycle supports the utility-scale LNG and small-scale LNG customers,” stated Jill Evanko, Chart Industries’ CEO. “We expect this LNG application to gain momentum as utility companies seek alternative, standardized, cost effective solutions to the increasing demand on power grids.”

Small-scale and utility-scale LNG is projected to grow to between 75 million and 95 million tons by 2030. In the next three years, we estimate total market opportunity to be over $650 million for Chart equipment and process on these applications.

Contact:

Jillian Evanko

Chief Executive Officer

630-418-9403

jillian.evanko@chartindustries.com

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, products and technology, cost synergies and efficiency savings, objectives, future orders, product demand and customer requirements, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business and industry trends, project status and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple market applications in Energy and Industrial Gas. Our unique product portfolio is used throughout the liquid gas supply chain in the production, storage, distribution and end-use of atmospheric, hydrocarbon, and industrial gases. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America. To learn more, visit www.Chartindustries.com.